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                                                                    EXHIBIT 99.1


             ECC INTERNATIONAL CORP. ADOPTS STOCKHOLDER RIGHTS PLAN
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         August 27, 1996-- Wayne, Pennsylvania. ECC International Corp.
announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed on September 17, 1996 as a dividend at the rate of one Right for each share of ECC International Corp. Common Stock outstanding as of the close of business on that date. The new Rights Plan will succeed the Company's current rights plan, which expires on September 17, 1996.

         The Rights Plan is designed to enable all stockholders of ECC International Corp. to realize the long-term value of their investment in the Company. Specifically, the Plan is designed to deter coercive or unfair takeover tactics and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's stockholders. The Rights will expire on September 17, 2006 unless earlier redeemed or exchanged.

         George W. Murphy, the Company's President and Chief Executive Officer, said the Rights Plan "will not restrict consideration by the Board of any offer on terms favorable to all stockholders, but is intended to protect the interests of stockholders in the event the Company is confronted with coercive or unfair takeover tactics." He noted that such tactics include "a partial or two-tiered tender offer that does not treat all stockholders equally, the acquisition in the open market or otherwise of shares constituting control without offering fair value to all stockholders, or other abusive takeover tactics. These tactics," he added, "can unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice, and deprive them of the full value of their shares." Mr. Murphy noted that similar plans have been adopted by over 1,500 public companies.

         Each Right will entitle the holders of Common Stock of ECC International Corp. to purchase one one-thousandth of a share of a new series of junior participating preferred stock of the Company at an exercise price of $40.00. The Rights will be exercisable only if a person or group has acquired beneficial ownership of 22.5% or more of the Common Stock of the Company or announces a tender or exchange offer that would result in such person or group owning 22.5% or more of the Common Stock of the Company.

         If any person becomes the beneficial owner of 22.5% or more of the shares of Common Stock of the Company, except pursuant to a tender or exchange offer for all shares at a fair price as determined by the outside Board members, each Right not owned by


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the 22.5% or more stockholder will enable its holder to purchase that number of shares of the Company's Common Stock which equals the exercise price of the Right divided by one-half of the current market price of such Common Stock at the date of the occurrence of the event. In addition, if the Company is involved in a merger or other business combination transaction with another person or group in which it is not the surviving corporation or in connection with which its Common Stock is changed or converted, or it sells or transfers 50% or more of its assets or earning power to another person, each Right that has not previously been exercised will entitle its holder to purchase that number of shares of Common Stock of such other person which equals the exercise price of the Right divided by one-half of the current market price of such Common Stock at the date of the occurrence of the event.

         The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the 10th day following public announcement that a 22.5% stock position has been acquired and in certain other circumstances.